                                                                    EXHIBIT 23.1


          CONSENT AND REPORT AS TO SCHEDULES OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pediatric Services of America, Inc. of our report dated November 8, 1996, included in the 1996 Annual Report to the Shareholders of Pediatric Services of America, Inc.

Our audits also included the consolidated financial statement schedules of Pediatric Services of America, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, as of the date of our report referred to in the preceding paragraph, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-88406 and No. 33-99936) pertaining to various stock option/ purchase plans of Pediatric Services of America, Inc. in our report dated November 8, 1996, with respect to the consolidated financial statements and schedules of Pediatric Services of America, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1996.



                                           ERNST & YOUNG LLP
Atlanta, Georgia
December 11, 1996

                                   Page 123